Exhibit 99.1

CONTACT:
Jeffrey Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5680

GENERAL MARITIME CORPORATION ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2007 FINANCIAL RESULTS

Achieves Net Income of $44.5 Million for Full Year 2007
Declares Dividend of $0.50 per Share Relating to Q4 2007
Takes Delivery of Final Suezmax Newbuilding

New York, New York, February 27, 2008 - General Maritime Corporation (NYSE: GMR) today reported its financial results for the three months and full year ended December 31, 2007.

Financial Review:  2007 Fourth Quarter

Excluding the $4.4 million of other expense, the Company recorded net income of $9.6 million or $0.32 basic and $0.31 diluted earnings per share for the three months ended December 31, 2007. Net income was $5.2 million or $0.17 basic and $0.17 diluted earnings per share for the three months ended December 31, 2007 compared to net income of $22.4 million, or $0.73 basic and $0.71 diluted earnings per share, for the three months ended December 31, 2006. The decrease in net income was principally the result of a rise in other expense and net interest expense compared with the prior year period. Other expense included $2.6 million unrealized non-cash loss associated with the change in fair value of our freight derivatives as well as a $2.0 million loss associated with the monthly cash settlements of our freight derivatives offset by $0.2 million of other income. Net interest expense was higher due to increased borrowings to fund our $15.00 special dividend paid in March 2007. Net income in the quarter was also impacted by a 5.5% decrease in average daily TCE and lower utilization due to additional off hire.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer and President, commented, “During 2007, General Maritime continued to achieve notable accomplishments as we further differentiated the Company by providing both strong results and unlocking shareholder value in diverse shipping rate environments.  Specifically, we posted solid financials results and declared dividends of $2.00 per share, which is directly related to our prior success in placing a significant portion of our fleet on attractive time charters.  During a time, in which we continued to expand our fleet with modern double-hull vessels, we also unlocked value through the distribution of a $15 per share special dividend and opportunistic share repurchases.”

Net voyage revenue, which is gross voyage revenue minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), increased 4.6% to $55.0 million for the three months ended December 31, 2007 compared to $52.6 million for the three months ended December 31, 2006.  EBITDA for the three months ended December 31, 2007 was $25.7 million compared to $32.8 million for the three months ended December 31, 2006 (please see below for a reconciliation of EBITDA to net income). Net cash provided by operating activities was $16.2 million for the three months ended December 31, 2007 compared to $54.3 million for the prior year period.

The average daily time charter equivalent for vessels on spot charters decreased by 18.5% to $28,157 for the three months ended December 31, 2007 compared to $34,537 for the prior year period. The Company’s spot Aframax vessels earned $30,408 and the Company’s spot Suezmax vessel earned $16,878 for the quarter ended December 31, 2007.

Total vessel operating expenses, which are direct vessel operating expenses and general and administrative expenses, increased by 14.8% to $24.8 million for the three months ended December 31, 2007 compared to $21.6 million for the three months ended December 31, 2006.  During the same periods, the average size of General Maritime’s fleet increased 11.1% to 20 vessels from 18 vessels in the prior year period.  Daily direct vessel operating expenses increased 5.7% to $7,032 per vessel day during the fourth quarter of 2007, from $6,650 per vessel day during the same period in 2006. The increase was attributable to higher crew costs and insurance as well as higher costs for lubricating oil and maintenance and repair. General and administrative expenses increased 12.2% to $11.9 million for the three months ended December 31, 2007 from $10.6 million in the prior year period.

Financial Review: Full Year 2007

Net income was $44.5 million or $1.46 basic and $1.43 diluted earnings per share, for the full year ended December 31, 2007 compared to $156.8 million, or $4.98 basic and $4.87 diluted earnings per share, for the full year ended December 31, 2006. Net voyage revenues decreased 11.7% to $216.9 million for the full year ended December 31, 2007 compared to $245.6 million for the full year ended December 31, 2006.  EBITDA was $117.2 million for the full year ended December 31, 2007 compared to $197.8 million for the full year ended December 31, 2006.  Net cash provided by operating activities was $95.8 million for the full year ended December 31, 2007 compared to $189.7 million for the prior year period. TCE rates obtained by the Company’s fleet decreased 4.7% to $32,876 per day for the full year ended December 31, 2007 from $34,487 for the prior year period.

Daily direct vessel operating expenses per vessel for the year ended December 31, 2007 increased 8.6% to $6,844 compared to $6,301 for the prior year period. The year over year increase in daily direct vessel operating expenses per vessel is mostly attributable to higher crew costs, higher lube oil costs, as well as higher maintenance and repair and higher insurance costs. General and administrative expenses increased 4.7% to $46.9 million for the year ended December 31, 2007 compared to $44.8 million for the prior year period. This increase is mainly attributable to fees paid in connection with banking advisory services relating to the special divided paid in March of 2007.

Summary Consolidated Financial and Other Data

The following table summarizes General Maritime Corporation’s selected consolidated financial and other data for the periods indicated below.  Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three month and full year periods, ended December 31, 2007 and 2006.

	Three Months Ended		Twelve Months Ended
	December - 07	December - 06	December - 07	December - 06

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
Voyage revenues	$67,937	$66,621	$255,015	$325,984
Voyage expenses	(12,963)	(13,974)	(38,069)	(80,400)
Net voyage revenues	54,974	52,647	216,946	245,584
Direct vessel expenses	12,938	11,012	48,213	47,472
Other expenses	-	-	-	2,430
General and administrative expenses	11,850	10,577	46,920	44,787
Depreciation and amortization	12,595	11,199	49,671	42,395
Net (loss) gain on sale of vessels and equipment	68	19	417	(46,022)
Operating income	17,523	19,840	71,725	154,522
Net interest expense	7,939	(833)	23,059	(1,455)
Other (income) expense	4,422	(1,735)	4,127	(854)
Net Income	$5,162	$22,408	$44,539	$156,831

Basic earnings per share	$0.17	$0.73	$1.46	$4.98

Diluted earnings per share	$0.17	$0.71	$1.43	$4.87
Weighted average shares outstanding, thousands	29,710	30,711	30,403	31,472
Diluted average shares outstanding, thousands	30,444	31,493	31,213	32,217

	12 Months Ended	12 Months Ended
BALANCE SHEET DATA, at end of period	December - 07	December - 06
(Dollars in thousands)
Cash	$44,526	$107,460
Current assets, including cash	82,494	137,865
Total assets	835,035	843,690
Current liabilities, including current portion of long-term debt	35,502	27,147
Current portion of long-term debt	-	-
Total long-term debt, including current portion	565,000	50,000
Shareholders' equity	228,657	763,913

	Three Months Ended		Twelve Months Ended
	December - 07	December - 06	December - 07	December - 06
OTHER FINANCIAL DATA
(dollars in thousands)
EBITDA (1)	$25,696	$32,774	$117,269	$197,771
Net cash provided by operating activities	16,202	54,325	95,833	189,717
Net cash provided (used) by investing activities	(3,915)	(8,819)	(84,516)	285,264
Net cash provided (used) by financing activities	(116)	(22,486)	(74,251)	(464,497)
Capital expenditures
Vessel sales (purchases) net, including construction in progress	(2,763)	(6,124)	(80,061)	290,299
Drydocking or capitalized survey or improvement costs	(7,182)	(5,050)	(11,815)	(11,929)
Weighted average long-term debt	547,826	50,000	414,137	93,085

FLEET DATA
Total number of vessels at end of period	20	18	20	18
Average number of vessels (2)	20.0	18.0	19.3	20.6
Total voyage days for fleet (3)	1,691	1,530	6,599	7,121
Total time charter days for fleet	1,150	679	4,641	2,300
Total spot market days for fleet	541	851	1,958	4,821
Total calendar days for fleet (4)	1,840	1,656	7,045	7,534
Fleet utilization (5)	91.9%	92.4%	93.7%	94.5%

AVERAGE DAILY RESULTS
Time charter equivalent (6)	$32,510	$34,410	$32,876	$34,487
Direct vessel operating expenses per vessel (7)	7,032	6,650	6,844	6,301
EBITDA (8)	13,965	19,791	16,646	26,250

	Three Months Ended		Twelve Months Ended
	December - 07	December - 06	December - 07	December - 06
EBITDA Reconciliation
Net Income	$5,162	$22,408	$44,539	$156,831
+ Net interest expense	7,939	(833)	23,059	(1,455)
+ Depreciation & Amortization	12,595	11,199	49,671	42,395
EBITDA	$25,696	$32,774	$117,269	$197,771

(1)  EBITDA represents net income plus net interest expense and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance.  EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing.  EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

(3) Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate  surveys.

(4) Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.

(5) Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.

(6) Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis.  Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days.

(7) Daily direct vessel operating expenses, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.

(8) Daily EBITDA is total EBITDA divided by total vessel calendar days.

General Maritime Corporation’s Fleet

On February 7, 2008, the Company took delivery of the Genmar St. Nikolas, a 150,000 dwt newbuilding at Universal Shipbuilding in Nagoya Japan. The Genmar St. Nikolas is the final of 4 newbuildings ordered at this yard and completes our Suezmax newbuilding project.

As of February 25, 2008, General Maritime Corporation’s fleet was comprised of 21 wholly owned tankers, consisting of 10 Aframax and 11 Suezmax tankers, with a total carrying capacity of approximately 2.7 million deadweight tons, or dwt.  The average age of the Company’s fleet as of December 31, 2007 by dwt was 8.9 years compared to 9.5 years as of December 31, 2006.  The average age of the Company’s Aframax tankers was 12.3 years and the average age of the Company’s Suezmax tankers was 6.8 years.

Currently, 7 of General Maritime Corporation’s Aframax tankers and 1 of its Suezmax tankers are operating on the spot market. 62% of the Company’s fleet, consisting of 3 Aframax tankers, and 10 Suezmax tankers are currently under time charter contracts, compared to 53% of the fleet under time charter contracts as of December 31, 2006.  The table below outlines which vessels are on time charter at what rate and when the contracts are set to expire.

Vessel	Vessel Type	Expiration Date	Daily Rate (1)
Genmar Hope	Suezmax	August 13, 2009	$36,500
Genmar Spyridon	Suezmax	October 12, 2009	$38,500
Genmar Princess	Aframax	October 24, 2009	$27,750
Genmar Phoenix	Suezmax	November 1, 2009	$38,500
Genmar Ajax (2)	Aframax	December 1, 2009	$29,500
Genmar Defiance	Aframax	December 25, 2009	$29,500
Genmar Argus	Suezmax	January 6, 2010	$38,500
Genmar Horn	Suezmax	January 23, 2010	$38,500
Genmar Orion	Suezmax	June 1, 2010	$38,000
Genmar Harriet G.	Suezmax	June 1, 2010	$38,000
Genmar Kara G.	Suezmax	June 1, 2010	$38,000
Genmar George T	Suezmax	August 30, 2010	$39,000
Genmar St. Nikolas	Suezmax	February 15, 2011	$39,000

(1) Before brokers' commissions.
(2) Rate is reduced to $25,000 per day on 12/1/08.

The Company’s primary area of operation is the Atlantic basin.  The Company also currently has vessels employed in the Black Sea and Far East to take advantage of market opportunities and to position vessels in anticipation of drydockings.

Q4 2007 Dividend Announcement

On February 25, 2008 the Company’s Board of Directors declared a Q4 2007 quarterly dividend of $0.50 per share payable on or about March 28, 2008 to shareholders of record as of March 14, 2008. Under the Company’s dividend policy, the Company intends to declare quarterly dividends with a target amount of $0.50 per share.  The declaration of dividends and their amount, if any, will depend upon the results of the Company and the determination of the Board of Directors.

Share Repurchase

During the fourth quarter of 2007 the Company bought back 174,200 shares at an average price of $24.54 per share under its previously announced share repurchase program. For the full year 2007 the Company bought back 1.35 million shares at an average price of $24.16. Since December 31, 2007 the Company has repurchased 711,300 shares at an average price of $23.03 and as of February 27, 2008 has 31,318,240 shares of its common stock outstanding.

Forward Interest Rate Swap Agreements

As of February 27, 2008 the Company has entered into three interest rate swap transactions with an aggregate notional amount of $275 million to manage interest costs and the risk associated with changing interest rates. Effective October 1, 2007 the Company entered into an interest rate swap agreement. The notional principal amount was $100 million and has a fixed interest rate on the notional amount of 4.748% through October 1, 2010. Effective January 31, 2008, the Company entered into another interest rate swap agreement. The notional principal amount of the swap is $100 million and has a fixed interest rate on the notional amount of 3.515% through September 30, 2012, when it expires. Effective February 5, 2008, the Company entered into a third interest rate swap agreement. The notional principal amount of the swap is $75 million and has a fixed interest rate on the notional amount of 3.39% through September 30, 2012, when it expires.

Mr. Georgiopoulos concluded, “With 67% of our fleet currently on time charters, representing contracted revenue of $175.8 million for 2008, General Maritime is in a strong position to provide shareholders with a high degree of earnings visibility. Complementing this approach, we will seek additional opportunities to unlock future shareholder value.  With approximately $300 million in liquidity, we believe that General Maritime has the financial strength to achieve this important objective.  We plan to draw upon our consolidation success to seek opportunities to further grow our fleet. We also intend to distribute dividends through our fixed annual dividend target, which remains at $2.00 per share.   As we have done since the inception of our repurchase program, we will also continue to look for opportunities to further implement our share repurchase program.”

About General Maritime Corporation

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East.  General Maritime Corporation currently owns and operates a fleet of 21 tankers – 10 Aframax, and 11 Suezmax tankers – with a carrying capacity of approximately 2.6 million dwt.

Conference Call Announcement

General Maritime Corporation announced that it will hold a conference call on Thursday, February 28, 2008, at 8:30 a.m. Eastern Time to discuss its 2007 fourth quarter and year end financial results.  To access the conference call, dial (719) 325-4795 and ask for the General Maritime Corporation conference call or enter passcode 8075456.  A replay of the conference call can also be accessed until March 13, 2008 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 8075456.  The conference call will also be simultaneously webcast and will be available on the Company’s website, www.GeneralMaritimeCorp.com. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: changes in demand; a material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company’s vessels; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2006 and its subsequent reports on Form 10-Q and Form 8-K. Share repurchases may be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. The timing and amount of purchases under the Company’s share repurchase program will be determined by management based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company's discretion and without notice. Repurchases will be subject to the restrictions under the Company's existing credit facility. The Company’s ability to pay dividends in any period will depend upon factors including applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of the Company’s financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary from the amounts currently estimated.

	THREE MONTHS ENDED

	Aframax Fleet			Suezmax Fleet			Total Fleet
		December-07	December-06		December-07	December-06		December-07	December-06
	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount

Net Voyage Revenues	-21.7%	22,658	28,944	36.3%	32,316	23,702	4.4%	54,974	52,646
$ 1,000's		41%	55%		59%	45%

Average Daily TCE	-9.4%	29,312	32,340	-5.7%	35,203	37,327	-5.5%	32,510	34,410

Time Charter Revenues	-20.7%	8,944	11,281	157.2%	30,797	11,974	70.9%	39,741	23,255
$ 1,000's		23%	49%		77%	51%

Spot Charter Revenues	-22.4%	13,714	17,663	-87.0%	1,519	11,728	-48.2%	15,233	29,391
$ 1,000's		90%	60%		10%	40%

Calendar Days	0.0%	920	920	25.0%	920	736	11.1%	1,840	1,656
		50%	56%		50%	44%

Vessel Operating Days	-13.6%	773	895	44.6%	918	635	10.5%	1,691	1,530
		46%	58%		54%	42%

Capacity Utilization	-13.6%	84.0%	97.3%	15.7%	99.8%	86.3%	-0.5%	91.9%	92.4%

# Days Vessels on Time Charter	-11.5%	322	364	162.9%	828	315	69.4%	1,150	679
		28%	54%		72%	46%

# Days Vessels on Spot Charter	-15.1%	451	531	-71.9%	90	320	-36.4%	541	851
		83%	62%		17%	38%

Average Daily Time Charter Rate	-10.4%	27,776	30,992	-2.2%	37,194	38,013	0.9%	34,557	34,249

Average Daily Spot Charter Rate	-8.6%	30,408	33,264	-53.9%	16,878	36,650	-18.5%	28,157	34,537

Daily Direct Vessel Expenses (per Vessel)	17.9%	7,310	6,198	-6.4%	6,753	7,214	5.7%	7,032	6,650

Average Age of Fleet at End of Period (Years)		12.3	11.3		6.8	7.2		8.9	9.5

# Vessels at End of Period	0.0%	10.0	10.0	25.0%	10.0	8.0	11.1%	20	18.0
		50%	56%		50%	44%

Average Number of Vessels	0.0%	10.0	10.0	25.0%	10.0	8.0	11.1%	20.0	18.0
		50%	56%		50%	44%

DWT at End of Period	0.0%	989	989	21.8%	1,541	1,265	12.2%	2,530	2,254
1,000's		39%	44%		61%	56%

	TWELVE MONTHS ENDED

	Aframax Fleet			Suezmax Fleet			Total Fleet
		December-07	December-06		December-07	December-06		December-07	December-06

	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount

Net Voyage Revenues	-21.7%	97,949	125,118	-1.2%	118,997	120,466	-11.7%	216,946	245,584
$ 1,000's		45%	51%		55%	49%

Average Daily TCE	5.1%	29,863	28,423	-19.1%	35,853	44,305	-4.7%	32,876	34,487

Time Charter Revenues	19.8%	55,496	46,327	632.5%	102,023	13,929	161.4%	157,519	60,256
$ 1,000's		35%	77%		65%	23%

Spot Charter Revenues	-46.1%	42,453	78,791	-84.1%	16,974	106,537	-67.9%	59,427	185,328
$ 1,000's		71%	43%		29%	57%

Calendar Days	-21.5%	3,650	4,650	17.7%	3,395	2,884	-6.5%	7,045	7,534
		52%	62%		48%	38%

Vessel Operating Days	-25.5%	3,280	4,402	22.1%	3,319	2,719	-7.3%	6,599	7,121
		50%	62%		50%	38%

Capacity Utilization	-5.1%	89.9%	94.7%	3.7%	97.8%	94.3%	-0.9%	93.7%	94.5%

# Days Vessels on Time Charter	-2.1%	1,894	1,935	652.6%	2,747	365	101.8%	4,641	2,300
		41%	84%		59%	16%

# Days Vessels on Spot Charter	-43.8%	1,386	2,467	-75.7%	572	2,354	-59.4%	1,958	4,821
		71%	51%		29%	49%

Average Daily Time Charter Rate	22.4%	29,301	23,941	-2.7%	37,140	38,162	29.6%	33,941	26,198

Average Daily Spot Charter Rate	-4.1%	30,630	31,938	-34.4%	29,675	45,258	-21.0%	30,351	38,442

Daily Direct Vessel Expenses	15.2%	6,965	6,048	0.0%	6,713	6,710	8.6%	6,844	6,301
(per Vessel)

Average Age of Fleet at End of Period (Years)		12.3	11.3		6.8	7.2		8.9	9.5

# Vessels at End of Period	0.0%	10.0	10.0	25.0%	10.0	8.0	11.1%	20	18.0
		50%	56%		50%	44%

Average Number of Vessels	-21.3%	10.0	12.7	17.7%	9.3	7.9	-6.5%	19.3	20.6
		52%	62%		48%	38%

DWT at End of Period	0.0%	989	989	21.8%	1,541	1,265	12.2%	2,530	2,254
1,000's		39%	44%		61%	56%